SETTLEMENT AGREEMENT AND
GENERAL RELEASE

THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE (“Agreement”) is entered into this 3rd day of August, 2018 between I-Minerals, Inc. (“I-Minerals”), and all of its parent, subsidiary, and affiliated corporations, companies, and business entities, on the one hand, and Thomas M. Conway (“Conway”) on the other hand. Conway and I-Minerals are sometimes referred collectively to herein as the “Parties” and individually as a “Party.”

RECITALS

A. I-Minerals is engaged in the development of certain minerals located in deposits in northern Idaho.

B. Conway was employed by I-Minerals from February 2011 to February 26, 2018 as its President and Chief Executive Officer (“CEO”).

C. Conway signed various Employment Agreements with I-Minerals, most recently on April 1, 2013, (the “Employment Agreement”).

D. Conway’s employment was terminated on February 26, 2018.

E. The Parties now desire to settle all disputes between them, including but not limited to all disputes concerning, relating to, or arising out of the employment of Conway and his contractual obligations under the Employment Agreement.

TERMS AND CONDITIONS

Based on the above facts and in exchange for the mutual promises contained in this Agreement, it is agreed:

1. No Admission of Liability. The Parties agree that they are entering onto this Agreement to resolve disputed claims. Neither Party admits wrongdoing or liability in connection with Conway’s employment or the termination thereof.

2. Consideration. In consideration of the mutual promises and representations made in the Agreement, I-Minerals agree to pay Conway the following:

a.	$87,500.00, representing seven months’ gross salary, and paid through the Wells Fargo Payroll Processing system used throughout Conway’s employment (the “Severance”). One-half of the Severance must be received by Conway within eight calendar days of execution of this agreement, and the remainder of the Severance must be received by Conway within sixty (60) calendar days of execution of this Agreement. Severance payments are subject to customary tax withholdings for wages paid the in the State of Utah, and I-Minerals will provide Conway with an IRS W-2 form to properly document the Severance.

b.	$4,600.00, representing reimbursement of Conway’s out-of-pocket expenses (the “Expense Reimbursement”). I-Minerals will pay Conway the Expense Reimbursement in a single, lump-sum payment that must be received by Conway within eight calendar days of the execution of this Agreement. The Expense Reimbursement shall be sent, via FedEx, to Conway, at the following address:

3. Resignation. Conway’s acknowledges that within 24 hours after he receives the first Severance payment, he will send his written acknowledgment that he has resigned from his position as a director and officer of I-Minerals, and its subsidiaries and affiliates. Conway further agrees that he will not represent himself to anyone as an officer, director, agent or employee of I-Minerals through direct communication, social media accounts or otherwise.

4. General Release by Conway.

a. Conway hereby releases and discharges I-Minerals, any predecessor, parent, subsidiaries, partners, branches, and/or affiliates; and its and their shareholders, officers, directors, agents, employees, attorneys, successors, and assigns (the “I-Minerals Releasees”), from any and all claims, known or unknown, asserted or not, arising from, by reason of, or related to, his employment with I-Minerals, the termination thereof, or I-Minerals’ attempts to enforce the Employment Agreement (“Individual Party Claims”). This release includes, but is not limited to, any claims for additional compensation in any form, damages, reemployment or reinstatement. This release specifically includes, but is not limited to, all claims for relief or remedy under any Utah state or federal laws, including but not limited to, Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the Civil Rights Act of 1991, the Civil Service Reform Act of 1978, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act of 1990, the Fair Labor Standards Act, the Older Workers Benefit Protection Act, and civil rights, employment and wage and hour laws of the State of Utah including, but not limited to the Utah Anti-discrimination Act, and any claim arising under common law for breach of contract or tortious conduct.

b. Conway represents and warrants that there has been no assignment or other transfer of any respective interest in any of the Individual Party Claims which Conway has or may have against the I-Minerals Releasees, or any of them, and Conway agrees to indemnify and hold the I-Minerals Releasees, and each of them, harmless from any liabilities, claims, demands, damages, costs, expenses, and attorneys’ fees incurred by the I-Minerals Releasees, or any of them, as a result of any such assignment or transfer. It is the intention of the Parties that this indemnity does not require actual payment to an assignee as a condition precedent to recovery by the I-Minerals Releasees against Conway under this indemnity.

5. General Release by I-Minerals.

a. I-Minerals releases and discharges Conway and any of Conway’s respective partners, agents, attorneys, successors, and assigns (collectively, the “Conway Releasees”), from any and all claims, known or unknown, asserted or not, arising from, by reason of, or related to, I-Minerals’ employment of Conway, the termination of his employment, or his business-related activities from the time of their separation of employment to the execution of this Agreement (“I-Minerals’ Claims”). This release includes, but is not limited to, any claims for compensation or damages in any form. This release specifically includes, but is not limited to, all claims for relief or remedy under any Utah state or federal laws, including any claims under common law for breach of contract or tortious conduct.

6. I-Minerals represents and warrants that: (i) there has been no assignment or other transfer of any interest in any of I-Minerals’ Claims which they have or may have against Conway Releasees, or any of them, (ii) that each of I-Minerals and the undersigned has the full right, authority and power to grant, execute and deliver the full and complete waiver and release contained herein and to otherwise execute this Agreement, and (iii) that I-Minerals comprises each and every individual and entity that may have any claim against Conway under the Employment Agreement. I-Minerals agrees to indemnify and hold the Conway Releasees, and each of them, harmless from any liabilities, claims, demands, damages, costs, expenses, and attorneys’ fees incurred by the Conway Releasees, or any of them, as a result of any breach of the representations and warranties above. It is the intention of the Parties that this indemnity does not require actual payment to a third party as a condition precedent to recovery by the Conway Releasees against I-Minerals under this indemnity.

7. Time for Consideration. Conway acknowledges that he has been given twenty-one days to review this Agreement and consider its provisions and understand its effect. Conway understands that he is releasing legal rights that they may have against I-Minerals including, but not limited to, rights under state and federal employment discrimination laws. Conway has been represented by counsel in the negotiation, drafting and execution of this Agreement and has signed it only after full reflection and analysis.

8. Fees and Expenses for this Agreement. The Parties to this Agreement shall bear their own respective costs, expenses, and attorneys’ fees incurred in connection with the negotiation, preparation, execution and performance of this Agreement.

9. Severability. In the event that any provision in or obligation under this Agreement shall be invalid, illegal, or unenforceable in any jurisdiction as to either any Party to this Agreement, the validity, legality, or enforceability of other provisions in or obligations under this Agreement shall not in any way be affected or impaired thereby.

10. Successors and Assigns. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

11. Enforcement of Agreement. If any Party to this Agreement brings an action or proceeding to enforce its rights hereunder, the prevailing party shall be entitled to recover its costs and expenses, including court costs and attorneys’ fees, if any, incurred in connection with such action or proceeding. The sole and exclusive venue for any action or proceeding to interpret or enforce this Agreement shall be in Utah’s Third Judicial District Court, in and for Salt Lake County, State of Utah. The Parties acknowledge and agree that an untimely payment of Severance or Expense Reimbursement shall be a material breach of this Agreement.

12. Construction of Agreement. This Agreement shall be construed as a whole in accordance with the laws of the United States and the State of Utah. The terms of this Agreement have been negotiated by the parties, and the language of the Agreement shall not be construed in favor of or against any particular party. The headings used herein are for reference only and shall not affect the construction of this Agreement.

13. Entire Agreement. This Agreement reflects the entire agreement of the parties relative to the subject matter hereof and supersedes all prior or contemporaneous oral or written understandings, statements, representations, or promises except the Employment Agreement, as referenced above. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument, binding on the parties.

IN WITNESS WHEREOF, the parties have executed this Settlement Agreement and General Release on the dates indicated below, effective as of the first date written above.

Dated: August 3, 2018	/s/ Thomas M. Conway
Thomas M. Conway

I-Minerals, Inc.

Dated: August 3, 2018	By:	/s/ Barry Girling
Barry Girling
Senior VP, Director